Exhibit 4.66

CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Strategic Partnership and Franchise Agreement

Party A’s Contract Number:

Beijing Ninetowns Ports Software and Technology Co., Ltd. (hereinafter referred to as “Party A”) and Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. (hereinafter referred to as “Party B”) have entered into this Agreement with respect to the establishment of a strategic partnership relationship between both parties and the engagement of Party B as Party A’s franchisee:

Party A:	Beijing Ninetowns Ports Software and Technology Co., Ltd.
Address:	Building No.14, 7th Block, 188 South 4th Ring Road West, Fengtai District, Beijing
Zip code:	100070
Telephone:	010-58056688

Party B:	Beijing Ninetowns Zhi Fang Software Technology Co., Ltd.
Address:	Building No.1, 5th Block, 188 South 4th Ring Road West, Fengtai District, Beijing
Zip code:	100070
Telephone:	010-58056553

I. Franchised Products

“iQS” enterprise software that meets the electronic supervision business requirements of the General Administration of Quality Supervision, Inspection and Quarantine of the PRC, realizes the license applications of electronic supervision enterprises and products, acquires in real time the government’s monitoring items and inspection & quarantine standards and guarantees that imported and exported products meet government’s inspection and quarantine requirements.

In order to enhance Party B’s reputation, and in consideration of the degree of acceptance of software sales companies by import/export enterprises in Party B’s franchised area, Party A hereby authorizes Party B to use the Ninetowns trade name in its company name.

II. Franchised Area:

Jiangsu, Anhui, Fujian, Jiangxi, West China, PRC

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III. Term of Franchise:

From January 1, 2014 to December 31, 2014

IV. Recommended Distribution Price:

The annual standard service price of the “iQS” enterprise software is RMB3,600/year. Party B may charge a different price according to market competition.

V. Obligations of Both Parties:

Obligations of Party A:

1. Party A undertakes that the products that it provides have been authorized by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC.

2. In order to enhance Party B’s reputation, Party A hereby authorizes Party B to use the Ninetowns trade name in its company name.

3. Party A undertakes that during the term of this Agreement, it will obtain Party B’s prior consent before developing other franchisees within the franchised area.

4. Party A shall provide marketing and training materials in connection with the franchised products.

5. Party A shall provide Party B with technical support services.

6. Upgrade services.

Obligations of Party B:

1. Party B is responsible for providing after-sale services and technical support for Party A’s products in the franchised area.

2. Party B undertakes that it will provide users with after-sales service and technical support in accordance with Party A’s service standards and service contents.

3. Party B undertakes that the sales data delivered by Party B to Party A monthly, i.e. the Monthly Sales Report, will be true and accurate.

VI. Product Settlement Prices:

The settlement prices are as follows:

With respect to the provision by Party B of the “iQS” enterprise software to customers, Party A shall be entitled to receive ****** of the total sales amount.

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VII. Settlement Schedule and Settlement Bill

Both parties agree that they shall settle payable amounts within 30 days after three months following relevant settlement period. Party B shall deliver the Monthly Sales Report to Party A’s Financial Management Center by the end of each month.

The form of the Monthly Sales Report is attached hereto.

VIII. Agreement Amendment

If either party hereto requests to amend this Agreement, it shall notify the other party in writing, and the other party shall respond within one week. All amendments of this Agreement must be made in writing by both parties, and such amendments shall be deemed as integral parts of this Agreement.

IX. Rights of Party A and Party B to Terminate this Agreement Unilaterally

Under any of the following circumstances, Party A is entitled to terminate this Agreement unilaterally without assuming any breaching liability:

1. Party B fails to comply with relevant state or industrial laws or regulations, thus resulting in damages to Party A’s products and goodwill;

2. Party B engages in any form of counterfeit activities with respect to Party A’s products;

3. Party B fails to provide after-sales service and technical support to product users in accordance with Party A’s service standards and service contents, which results in complaints by a large number of users.

Under any of the following circumstances, Party B is entitled to terminate this Agreement unilaterally without assuming any breaching liability:

1. Party A develops new franchisees within Party B’s franchised area during the term of this Agreement without Party B’s consent;

2. Party A refuses to provide product-related marketing and training materials or product-related technical training to Party B.

X. Termination of Agreement

This Agreement is automatically terminated upon the occurrence of any of the following circumstances:

1. Expiration of this Agreement;

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2. Mutual consent by both parties throughput the term of this Agreement;

3. Failure by both parties to reach an agreement in the event that either party makes a request to amend this Agreement, which makes the further performance of this Agreement impossible.

XI. Renewal of Agreement

Each party shall notify the other party in writing of its intention whether or not to renew this Agreement at least 30 days prior to the expiration hereof. This Agreement may be renewed upon both parties’ mutual consent. If either party fails to notify the other party within the said time limit, such party shall be deemed to have agreed on the termination of this Agreement upon its expiration and the other party shall be entitled to take any action without assuming any breaching liability.

XII. Force Majeure

A force majeure event means an event that both parties could not foresee when they entered into this Agreement, the happening of which is unavoidable and whose consequences are insurmountable.

If it is impossible for either party to perform this Agreement due to a force majeure event, such party shall promptly notify the other party of the reasons why it is impossible to perform this Agreement or it needs to delay its performance or perform part of this Agreement, and it shall provide legally valid supporting documents. Through consultation, both parties may approve a delay of the performance, a partial performance or a waiver of performance, and all or part of the breaching liabilities may be exempted, depending on the specific circumstances. If a force majeure event occurs after either party’s delayed performance, such party may not be exempted from all breaching liabilities.

XIII. Breaching Liability

1. If both parties cannot continue the performance of this Agreement due to either party’s breach, the breaching party shall pay the other party liquidated damages equal to 10% of all amounts payable during the performance of this Agreement.

2. If Party B fails to make settlements with Party A within the time limit as set forth herein, Party B shall pay an overdue fine to Party A, calculated at the bank loan rate for such overdue period. The calculation shall be made according to the amount of the late payment and related period.

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XIV. Dispute Resolution

Any dispute arising out of the performance of this Agreement shall be first settled through friendly negotiations. If efforts to negotiate have failed, either party may file a lawsuit for the resolution of such dispute before Beijing Fengtai District People’s Court.

XV. Matters not covered herein shall be settled through consultation by both parties and confirmed by a written agreement duly executed by both parties, which is attached hereto as an exhibit. Such exhibit shall be an integral part of this Agreement and have the same legal force and effect as this Agreement.

This Agreement, including its exhibits, shall be executed in four originals, two for each party hereto. All the originals shall have the same legal effect. This Agreement shall become effective upon execution and stamping by both parties.

Party A: Beijing Ninetowns Ports Software and Technology Co., Ltd. (Seal)	Party B: Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. (Seal)

Date:	Date:

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Monthly Sales Report for     (month)

Product name	Service fee	Sales quantity	Sales amount
“iQS” enterprise software	Charged annually
Charged by bill
Charged by time
Total

Entity name: Beijing Ninetowns Zhi Fang Software Technology Co., Ltd.

Contact person:

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